Exhibit 99

For Immediate Release	For Further Information:
Joseph Noss, Vice President, Marketing
(330) 726-4600 Ext. 1137

First Place Bank Announces Executive Vice President/Chief Operating Officer

and Senior Vice President, Retail Lending

Warren, Ohio, June 25, 2003—First Place Financial Corp. (NASDAQ: FPFC) announces the appointment of Albert P. Blank to Executive Vice President and Chief Operating Officer of First Place Bank, the chief subsidiary of First Place Financial Corp., effective July 1, 2003.

Mr. Blank has 19 years experience within the banking industry. Prior to joining First Place Bank in 2000 as Senior Vice President of Retail Lending, he was President-Sales of Republic Banc Mortgage Corp. Under Blank’s direction, the bank’s mortgage loan originations have grown from $200 million annually to $1 billion in this current fiscal year. “Al has been extremely instrumental in building a top performing loan origination and processing team and opening loan production offices throughout Ohio,” said Steven R. Lewis, President and Chief Executive Officer of First Place Financial Corp. Blank will bring his experience and expertise to lead Retail Banking, Business Financial Services and Mortgage and Consumer Lending.

Bruce Wenmoth is joining First Place Bank as Senior Vice President of Retail Lending. He has over 20 years experience within the banking industry. “Mr. Wenmoth has a long history of mortgage banking experience with a proven successful track record. We are very pleased to add him to our team,” said Lewis.

Currently, First Place Bank has loan production offices in Mahoning, Trumbull, Portage, Columbiana and Summit counties and the communities of North Olmsted, Solon, Newark, Mount Vernon, Dayton, Toledo and Cincinnati.

First Place Financial Corp. is a $1.5 billion financial service holding company headquartered in Warren, Ohio. First Place Financial Corp. includes First Place Bank, with 24 retail locations and 12 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management for businesses and consumers.